EXHIBIT 10.23
INDYMAC BANK, F.S.B.
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     This First Amendment to the Amended and Restated Employment Agreement (the “First Amendment”) is made and entered into by and between IndyMac Bank, F.S.B. (the “Employer”), and Richard H. Wohl (the “Officer”), dated as of February 15, 2008.
BACKGROUND STATEMENT:
     WHEREAS, the Employer and the Officer entered into that certain Amended and Restated Employment Agreement to be effective as of September 1, 2007 (the “Original Agreement”); and
     WHEREAS, the Employer and the Officer have determined that it is in their best interests to amend the Original Agreement as set forth herein;
     NOW, THERERFORE, in consideration of and reliance upon the foregoing and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Employer and the Officer hereby amend the Original Agreement as follows:
     1. Section 4(b)(ii) of the Original Agreement is hereby amended and restated as follows:
     (ii) Long Term Annual Incentive Compensation. Officer shall receive an annual Long Term Annual Incentive Compensation (“LTAIC”) award, which LTAIC award shall generally be made at the same time as all other annual equity awards are made to senior managers of Employer. Each such LTAIC shall consist of the following (which the parties acknowledge is consistent with the current LTAIC arrangements of Employer’s senior management team):
     (A) An amount equal to twenty-five percent (25%) of the sum of Officer’s Base Salary and prior year’s STAIC, which LTAIC award shall be awarded, in the discretion of the Compensation Committee, in either (1) restricted stock under Employer’s 2002 Stock Incentive Plan, as amended and restated or any successor plan (the “Plan”), which award shall provide for a vesting schedule of not greater than three (3) years, or (2) a cash amount, which amount shall be credited to Officer’s account under the terms of Employer’s deferred compensation plan established for purposes of deferring the portion of Officer’s LTAIC under this Section 4(b)(ii)(A)(2) (the “LTAIC Deferral Plan”) and shall have an option to invest in Employer stock, which award, in either case, shall have no forfeiture or clawback provisions based on Officer’s post- employment activities (except as otherwise required by applicable law); and
     (B) An amount equal to fifty percent (50%) of Officer’s prior year’s STAIC, which amount shall be awarded in (1) stock options pursuant to the terms of the Plan (measured on the same basis as stock options are measured for purposes of all stock option grants to senior managers of Employer) and which shall vest ratably on each of the three anniversaries of the grant of such stock options; provided, however, that in the event that (x) an insufficient number of shares is available for grant under the Plan or (y) the Compensation Committee otherwise determines, in its sole discretion, that an award of stock options would not be prudent or desirable, then such amount shall be awarded in (2) a cash amount, which amount shall be credited to Officer’s account under the terms of the LTAIC Deferral Plan and shall have an option to invest in Employer stock. In either case, the award issued pursuant to this Section 4(b)(ii)(B)(l) or (2) shall have no forfeiture or clawback provisions based on Officer’s post-employment activities (except as otherwise required by applicable law).
     Notwithstanding the foregoing, Officer shall be eligible to receive an LTAIC award in 2008 (for 2007) under the terms of Sections 4(b)(i) and 4(b)(ii) (including, but not limited to, being measured on the same basis as stock options are measured for purposes of all stock option grants to senior managers of Employer), as if such programs were already in place and paid generally at the same time as all other annual equity awards are made to senior managers of Employer, provided that the portion of Officer’s LTAIC award under Section 4(b)(ii)(A) shall be paid in the form of stock options pursuant to the terms of the Plan and which shall vest ratably on each of the first three (3) anniversaries of the grant of such stock options. Officer shall receive no fewer than 100,000 stock options pursuant to this 2008 LTAIC award,
     2. Except as otherwise provided herein, the terms and conditions of the Original Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written.

EMPLOYER
By:	/s/ Michael Perry
Michael Perry
Chairman and Chief Officer IndyMac Bank, F.S.B.

OFFICER
By:	/s/ Richard H. Wohl
Richard H. Wohl